EXHIBIT 23.00


 Virchow, Krause & Company, LLP
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 Certified Public Accountants & Consultants
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 July 23, 2002


 Stockholders and Board of Directors
 Abidon, Inc.
 Rockford, Illinois


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  -----------------------------------------

 As independent public accountants, we hereby consent to the use of the audited statements of Abidon, Inc., with our report dated February 21, 2002, for the years ended December 31, 2001, 2000,and 1999, to be used for the filing with the Securities and Exchange Commission.

 The audited financial statements have been signed by Larry E. Everhart, CPA. Mr. Everhart is a partner with Virchow, Krause & Company, LLP and has the authority to sign the financial statements.

 Sincerely,


 Larry E. Everhart, CPA, Partner


 VIRCHOW, KRAUSE & COMPANY, LLP

 Enclosures